UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 1, 2007

Verticalnet, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	000-25269	23-2815834
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

400 Chester Field Parkway, Malvern, Pennsylvania		19355
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(610) 240-0600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on May 15, 2006, Verticalnet, Inc. (the "Company") issued and sold to an investor (the "Discount Note Holder") a senior subordinated discounted promissory note, as amended (the "Discount Note"), in the original principal amount of $5.3 million. As previously disclosed, on December 20, 2006 and March 28, 2007, the Company and the Discount Note Holder entered into Amendment Number 1 and Amendment Number 2, respectively, to the Discount Note.

Also as previously disclosed, on June 1, 2007, the Company entered into a Share and Warrant Purchase Agreement (the "Purchase Agreement") with several individual and institutional investors (the "Investors"). Under the terms of the Purchase Agreement, the Investors purchased 8,700,000 shares of Series B Preferred Stock (the "Preferred Stock") for a purchase price of $2.175 million. Subject to the terms and conditions of the Purchase Agreement, the Company also agreed to issue certain warrants (the "Warrants") to the Investors after the Company’s next annual meeting of shareholders.

On June 1, 2007, the Company and the Discount Note Holder entered into an Amendment Number 3 to Senior Subordinated Discount Note, whereby the Company and the Discount Note Holder agreed (i) that the Discount Note Holder consented to the execution and delivery by the Company of the Purchase Agreement and the issuance of the Preferred Stock and Warrants, (ii) to the Company making further payments of principal due to the holders of the Senior Notes (defined below) in cash, and (iii) if the Company completes a qualified equity financing transaction and the Senior Notes have been paid in full, the Company is required to pay the Discount Note Holder an amount equal to 50% of the gross proceeds raised in such qualified equity financing transaction, which will be applied as payment toward the then outstanding principal amount of the Discount Note. In consideration for the Discount Note Holder consenting to the transactions contemplated by the Purchase Agreement, the Company agreed to pay the Discount Note Holder 25% of the net proceeds of the sale of the Preferred Stock and Warrants upon the later of July 3, 2007 or the date the Senior Notes were paid in full, which will be applied as payment toward the then outstanding principal amount of the Discount Note. All other terms of the Discount Note remained unchanged.

The terms of the Discount Note were originally disclosed in a current report on Form 8-K filed on May 19, 2006 and a copy of the Discount Note was filed as Exhibit 4.1 thereto. The terms of the Purchase Agreement were originally disclosed in a current report on Form 8-K filed on June 6, 2007.

Item 3.02 Unregistered Sales of Equity Securities.

As previously disclosed, on August 16, 2005, the Company issued $6.6 million aggregate principal amount of Senior Secured Convertible Promissory Notes due July 2, 2007 (the "Senior Notes"). On June 1, 2007, pursuant to the terms of the Senior Notes, the Company paid an aggregate of $296,887.50 as payment of principal and interest then due on the Senior Notes through the issuance of an aggregate of 3,313 shares of the Company’s common stock and the payment of $295,890.30 in cash to the holders of the Notes (the "Senior Note Holders").

The shares of the Company’s common stock were issued to the Senior Note Holders, each an accredited investor, in reliance on the exemption from registration provided by Rule 506 promulgated under the Securities Act of 1933, as amended.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verticalnet, Inc.

June 7, 2007	By:	Christopher G. Kuhn

Name: Christopher G. Kuhn
Title: Vice President and General Counsel